Exhibit 99.1

Ethan Allen Reports Fiscal 2024 and Fourth Quarter Results; Declares Special and Regular Dividend

DANBURY, CT – JULY 31, 2024 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design destination, today reported its results for the fiscal 2024 full year and fourth quarter ended June 30, 2024 and announced a special cash dividend.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased to report our strong performance in this post-pandemic period. Despite lower demand and reductions in high backlog, we did well. While sales were lower, our consolidated gross margin remained strong at 60.8% compared with 61.5% a year ago and 54.8% for the fourth quarter ended June 30, 2019.”

“We continued strong cash generation and ended the quarter with total cash and investments of $195.8 million, up from $172.7 million a year ago and significantly higher than $20.8 million five years back. Our inventories have been reduced by 12.5% since June 30, 2019 and totaled $142.0 million at June 30, 2024. We continue to strengthen our teams while also reducing headcount, which is down 28.1% since June 30, 2019.”

Mr. Kathwari continued, “During our fiscal year ended June 30, 2024, we distributed $50.3 million of cash dividends bringing our total to $209.6 million in paid regular and special cash dividends over the last five years. We are also pleased to announce that yesterday our Board approved a special cash dividend of $0.40 per share and a regular quarterly cash dividend of $0.39 per share, both payable on August 29, 2024.”

“During the just completed fiscal 2024 year we launched the very important initiative of projecting the Interior Design Destination, which involved major enhancements to our design center projections throughout North America and internationally. We were also recently named as America’s #1 premium furniture retailer by Newsweek for the second year in a row. We look forward to continuing our progress and remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2024 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales of $168.6 million decreased 10.0%
o	Retail net sales of $145.1 million were lower by 7.1%
o	Wholesale net sales of $91.2 million were lower by 20.3%

●	Written order trends
o	Retail segment written orders were lower by 1.3%
o	Wholesale segment written orders rose 0.4%

●

Consolidated gross margin of 60.8% was 70 basis points lower than last year due to deleveraging from lower delivered sales, higher inbound freight and a change in product mix partially offset by lower manufacturing raw material input costs, reduced headcount, disciplined promotional activity, a change in sales mix and fewer designer floor sample sales

●

Operating margin of 13.4%; adjusted operating margin of 13.1% compared with 16.3% last year due to fixed cost deleveraging from lower delivered sales, gross margin erosion and incremental advertising partially offset by lower headcount, less variable expenses including lower delivery and commissions, and the ability to maintain a disciplined approach to cost savings and operating expense control; the Company’s selling, general and administrative expenses were down 4.9% and equaled 47.7% of net sales, an increase from 45.1% last year due to lower sales volume relative to fixed costs

●

Advertising expenses were equal to 2.8% of consolidated net sales in the current fourth quarter, up from 1.9% in the prior year period due to additional direct mail campaigns, including the mailing of the Company’s 2024 style book; promotional and pricing levels remained disciplined and consistent with a year ago

●	Diluted EPS of $0.72 compared with $0.99; adjusted diluted EPS of $0.70

●	Ended the quarter with $195.8 million in total cash and investments with no debt outstanding

●	Generated $26.2 million of cash from operating activities compared with $26.3 million a year ago

●	Paid regular quarterly cash dividends of $0.39 per share, up 8.3% from last year, totaling $10.0 million

FISCAL 2024 FULL YEAR HIGHLIGHTS*

●	Consolidated net sales of $646.2 million decreased 18.3%
o	Retail net sales of $540.6 million were lower by 18.4%
o	Wholesale net sales of $371.1 million were lower by 17.5%

●	Written order trends
o	Retail segment written orders decreased 8.4%
o	Wholesale segment written orders declined 10.9%

●	Consolidated gross margin rose to 60.8%; adjusted operating margin of 12.1%

●	Diluted EPS of $2.49 compared with $4.13 last year

●	Generated $80.2 million of cash from operating activities compared with $100.7 million a year ago

●

Increased the Company’s regular quarterly cash dividend by 8.3% in April 2024 and paid a $0.50 per share special cash dividend in August 2023; paid total cash dividends of $50.3 million during fiscal 2024

●	Reduced inventory carrying levels by 4.8%; totaled $142.0 million at June 30, 2024

●	Ended the year with 3,404 total associates, down 9.2% from a year ago and 28.1% less than June 2019

●	For the second year in a row Ethan Allen was named one of America’s Top 10 Retailers by Newsweek, including recognition as the #1 retailer of Premium Furniture

●

Hosted grand reopening events in many of its design centers as part of a series of events unveiling the Company’s next reinvention as the Interior Design Destination; images from each celebration are featured at www.ethanallen.com/grandreopenings

●

New state-of-the-art design centers in The Villages, FL, Avon, OH, New York, NY and Louisville, KY were opened during fiscal 2024 that showcase the Company’s unique vision of American style while combining complimentary interior design services with technology

●	Ended the fiscal year with 172 retail design centers in North America, including 142 Company-operated and 30 independently owned and operated locations; the Company also has design centers outside North America

●	Announced plans to open additional design centers during fiscal 2025, including in Albuquerque, New Mexico and Watchung, New Jersey

●	Held the Company’s annual Ethan Allen Day celebration in June to honor the pioneering spirit of its namesake and celebrate the 92-year heritage of Ethan Allen as a proud American brand

●

For the fifth year in a row, the Mexican Center for Corporate Philanthropy and the Alliance for Corporate Social Responsibility recognized Ethan Allen’s upholstery manufacturing operations in Silao, Mexico as environmentally and socially responsible

* See reconciliation of GAAP to adjusted key financial measures in the back of this release. Comparisons are to the fourth quarter and full fiscal 2023 year.

For comparison purposes, the Company reported the following financial measures during the pre-pandemic fourth quarter of fiscal 2019:

●	Consolidated net sales of $183.9 million
●	Consolidated gross margin of 54.8%; adjusted gross margin of 55.9%
●	Operating margin of -2.5%; adjusted operating margin of 8.6%
●	Diluted loss per share of $0.12; adjusted diluted EPS of $0.46
●	Cash and investments of $20.8 million
●	Generated $10.9 million of cash from operating activities
●	Inventories, net totaled $162.4 million

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended				Twelve months ended
	June 30,				June 30,
	2024	2023	% Change		2024	2023	% Change
Net sales	$168,632	$187,375	(10.0%	)	$646,221	$791,382	(18.3%	)
Gross profit	$102,461	$115,183	(11.0%	)	$393,062	$480,370	(18.2%	)
Gross margin	60.8%	61.5%			60.8%	60.7%
GAAP operating income	$22,627	$31,689	(28.6%	)	$77,991	$137,196	(43.2%	)
Adjusted operating income*	$22,047	$30,631	(28.0%	)	$77,914	$133,514	(41.6%	)
GAAP operating margin	13.4%	16.9%			12.1%	17.3%
Adjusted operating margin*	13.1%	16.3%			12.1%	16.9%
GAAP net income	$18,513	$25,405	(27.1%	)	$63,816	$105,807	(39.7%	)
Adjusted net income*	$18,080	$24,615	(26.5%	)	$63,758	$103,057	(38.1%	)
Effective tax rate	25.1%	23.6%			25.3%	25.0%
GAAP diluted EPS	$0.72	$0.99	(27.3%	)	$2.49	$4.13	(39.7%	)
Adjusted diluted EPS*	$0.70	$0.96	(27.1%	)	$2.49	$4.03	(38.2%	)
Cash flows from operating activities	$26,241	$26,306	(0.2%	)	$80,195	$100,664	(20.3%	)

* See reconciliation of GAAP to adjusted key financial measures in the back of this release.

BALANCE SHEET and CASH FLOW

Cash and investments totaled $195.8 million at June 30, 2024, compared with $172.7 million a year ago. The increase of $23.1 million was primarily due to $80.2 million in cash generated from operating activities partially offset by $50.3 million in cash dividends paid and capital expenditures of $9.6 million as the Company continued to return capital to shareholders and reinvest back into the business.

Cash from operating activities totaled $80.2 million during fiscal 2024, a decrease from $100.7 million in the prior year due to lower net income partially offset by improvements in working capital, including lower inventory carrying levels combined with a decrease in accounts receivable from strong cash collections and lower contract sales.

Cash dividends paid were $50.3 million, which included a special cash dividend of $12.7 million paid in August 2023, and an 8.3% increase to the regular quarterly cash dividend.

Inventories, net totaled $142.0 million at June 30, 2024, compared with $149.2 million a year ago. Inventory balances continue to decline as the Company adjusts its operating inventory amounts to reflect lower backlog while also ensuring appropriate levels are maintained to service customer orders.

Customer deposits from undelivered written orders totaled $73.5 million at June 30, 2024, down from $77.8 million a year ago as delivered orders outpaced incoming written orders during fiscal 2024. Wholesale backlog was $53.5 million at June 30, 2024, down 27.7% from a year ago, but is more reflective of historical norms and pre-pandemic levels.

No debt outstanding at June 30, 2024.

DIVIDENDS

During the fourth quarter of fiscal 2024, the Company’s Board of Directors declared and increased the regular quarterly cash dividend by 8.3% to $0.39 per share, which was paid on May 23, 2024, and totaled $10.0 million.

More recently, on July 30, 2024, the Board of Directors declared a $0.40 per share special cash dividend to shareholders of record on August 13, 2024, payable on August 29, 2024. The Board also declared a regular quarterly cash dividend of $0.39 per share, payable on August 29, 2024 to shareholders of record as of August 13, 2024. Ethan Allen has a strong history of returning capital to shareholders and this year marks its fourth consecutive year in which the Company has declared and paid a special cash dividend.

CONFERENCE CALL

Ethan Allen will host a conference call with investors and analysts today, July 31, 2024, at 5:00 PM (Eastern Time) to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the conference call:

●	U.S. Participants: 877-705-2976
●	International Participants: 201-689-8798
●	Meeting Number: 13746761

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for up to six months.

ABOUT ETHAN ALLEN

Ethan Allen (NYSE:ETD), recently named America’s #1 Premium Furniture Retailer by Newsweek, is a leading interior design destination combining state-of-the-art technology with personal service. Our design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, we manufacture about 75% of our custom-crafted products in our North American manufacturing facilities and have been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow us on Facebook, Instagram, and LinkedIn.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic initiatives, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic indicators, business conditions and industry performance. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “pandemic,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2023 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2024	2023	2024	2023
Net sales	$168,632	$187,375	$646,221	$791,382
Cost of sales	66,171	72,192	253,159	311,012
Gross profit	102,461	115,183	393,062	480,370
Selling, general and administrative expenses	80,414	84,552	315,148	346,894
Restructuring and other charges, net of gains	(580)	(1,058)	(77)	(3,720)
Operating income	22,627	31,689	77,991	137,196
Interest and other income, net	2,159	1,622	7,700	4,042
Interest and other financing costs	68	56	245	213
Income before income taxes	24,718	33,255	85,446	141,025
Income tax expense	6,205	7,850	21,630	35,218
Net income	$18,513	$25,405	$63,816	$105,807

Net income per diluted share	$0.72	$0.99	$2.49	$4.13
Diluted weighted average common shares	25,679	25,674	25,644	25,604

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	June 30,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$69,710	$62,130
Investments, short-term	91,319	110,577
Accounts receivable, net	6,766	11,577
Inventories, net	142,040	149,195
Prepaid expenses and other current assets	22,848	25,974
Total current assets	332,683	359,453

Property, plant and equipment, net	215,258	222,167
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	114,242	115,861
Deferred income taxes	824	640
Investments, long-term	34,772	-
Other assets	2,010	2,204
Total ASSETS	$744,917	$745,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$27,400	$28,565
Customer deposits	73,471	77,765
Accrued compensation and benefits	20,702	23,534
Current operating lease liabilities	27,387	26,045
Other current liabilities	4,736	7,188
Total current liabilities	153,696	163,097

Operating lease liabilities, long-term	100,897	104,301
Deferred income taxes	3,035	3,056
Other long-term liabilities	4,373	3,993
Total LIABILITIES	$262,001	$274,447

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	$482,980	$471,028
Noncontrolling interests	(64)	(22)
Total shareholders’ equity	$482,916	$471,006
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$744,917	$745,453

Investments at June 30, 2024 are within U.S. Treasury bills and notes with maturities ranging from less than one year (short-term) to under two years (long-term), and to which the Company expects will further enhance its returns on excess cash.

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes. Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended				Twelve months ended
	June 30,				June 30,
	2024	2023	% Change		2024	2023	% Change
Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$22,627	$31,689	(28.6%	)	$77,991	$137,196	(43.2%	)
Adjustments (pre-tax)*	(580)	(1,058)			(77)	(3,682)
Adjusted operating income*	$22,047	$30,631	(28.0%	)	$77,914	$133,514	(41.6%	)

Consolidated Net sales	$168,632	$187,375	(10.0%	)	$646,221	$791,382	(18.3%	)
GAAP Operating margin	13.4%	16.9%			12.1%	17.3%
Adjusted operating margin*	13.1%	16.3%			12.1%	16.9%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$18,513	$25,405	(27.1%	)	$63,816	$105,807	(39.7%	)
Adjustments, net of tax*	(433)	(790)			(58)	(2,750)
Adjusted net income	$18,080	$24,615	(26.5%	)	$63,758	$103,057	(38.1%	)
Diluted weighted average common shares	25,679	25,674			25,644	25,604
GAAP Diluted EPS	$0.72	$0.99	(27.3%	)	$2.49	$4.13	(39.7%	)
Adjusted diluted EPS*	$0.70	$0.96	(27.1%	)	$2.49	$4.03	(38.2%	)

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2024	2023	2024	2023
Gain on sale-leaseback transaction	$(656)	$(656)	$(2,620)	$(4,222)
Orleans, Vermont flood	-	-	2,243	-
Severance and other charges	76	(402)	300	540
Adjustments to operating income	$(580)	$(1,058)	$(77)	$(3,682)
Related income tax effects on non-recurring items(1)	147	268	19	932
Adjustments to net income	$(433)	$(790)	$(58)	$(2,750)

(1)	Calculated using the marginal tax rate for each period presented